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Contact:  Jerome J. Gassen
     President and Chief Executive Officer
     (765) 529-2230

AMERIANA BANCORP NAMES HAYWOOD DIRECTOR

NEW CASTLE, Ind. (March 26, 2013) – Ameriana Bancorp (NASDAQ: ASBI), parent company of Ameriana Bank, today announced that, pursuant to an agreement with PL Capital LLC, Richard J. Lashley, John W. Palmer and certain other affiliates, Charles R. Haywood has been appointed to the Boards of Directors of the Company and Ameriana Bank, expanding the boards to 11 members.  Mr. Haywood will stand for re-election by shareholders at the 2013 Annual Meeting.

Haywood is President and Owner of Mansfield-King, a contract manufacturer and packager of personal care products.  Mansfield-King has twice appeared on Inc. Magazine’s list of the fastest-growing privately held companies, including being recognized in 2010 as the third-fastest growing manufacturing company, of any type, in the country between 2007 and 2009.  In addition, he currently serves as an Assistant Clinical Professor of Business Law for Purdue University’s Krannert School of Management.  Before founding Mansfield-King in 2005, Haywood served as Senior Counsel with Foley & Lardner, specializing in mergers, acquisitions, and securities offerings.  Prior to his seven years practicing with Foley & Lardner, he served as a Judicial Law Clerk on the United States Court of Appeals for the Seventh Circuit.

Jerome J. Gassen, President and Chief Executive Officer of Ameriana Bancorp, said, "We are thrilled to add Charles to our Board.  He is a phenomenal candidate, not only for his extensive legal and business knowledge, but for his experience as a mid-size business owner and entrepreneur."

Chairman of the Board Michael E. Kent added, "I welcome Charles to the Board.  We all look forward to working with him and trust that, in line with the Board's key objectives, he will provide input and ideas that will strengthen the Bank and, in turn, increase overall shareholder value."

Haywood earned his Juris Doctorate from the University of Chicago Law School, an MBA from the University of Chicago’s Booth School of Business, and a Bachelor of Arts from Indiana University.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

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